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                                                                   EXHIBIT 10.16


                            ASSET PURCHASE AGREEMENT
                         (COUNTRY SAMPLER PUBLICATIONS)


       THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of February 23, 1999, by and among COUNTRY SAMPLER, INC., an Illinois corporation ("Seller"), MARK A. NICKEL, an Illinois resident ("Owner") and EMMIS PUBLISHING, L.P., an Indiana limited partnership ("Buyer").

                                    RECITALS:

       1. Seller owns, produces, publishes, sells, and offers for distribution Country Sampler, Country Sampler Decorating Ideas, Decorating Ideas Special Interest Publications, Country Sampler's Country Business, Country Sampler Group Connections, and Country Sampler on the Web (together, the "Publications").

       2. Buyer desires to acquire substantially all the assets used or useful in the business and operation of each of the Publications, and certain ancillary businesses, and Seller is willing to convey such assets to Buyer, all pursuant to the terms and conditions set forth herein.

       NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller, Owner and Buyer hereby agree as follows:

                                    ARTICLE I
                                   TERMINOLOGY

       1.1 Defined Terms. As used herein, the following terms shall have the meanings indicated:

       Affiliate: With respect to any specified person or entity, another person or entity which, or a member of an immediate family which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

       Consulting Agreement: The Consulting Agreement to be entered into by and between Buyer and Owner on the Closing Date, the form of which is attached as Exhibit A.

       Benefit Plans: With respect to Seller or any employee or former employee of Seller or the beneficiaries or dependents of such employee or former employee, all compensation or benefit plans, policies, practices, arrangements and agreements which are or have been established or maintained or to which contributions have been made by Seller or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with Seller under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or


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to which Seller or any Related Person is or has been obligated to contribute including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements.

       Business: The business of owning, producing, publishing, selling and offering for distribution the Publications, as well as the ownership and operation of all the related ancillary businesses of Seller (other than Seller's equity interest in The Country Sampler Store, L.L.C.).

       Code: The Internal Revenue Code of 1986, as amended.

       Documents: This Agreement and all Exhibits if any and Schedules hereto, and each other agreement, certificate or instrument delivered pursuant to or in connection with this Agreement.

       HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

       Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys' fees, whether or not arising out of a third party claim.

       Material Adverse Condition: A condition which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair in any material respect the right of Buyer to the ownership, use, control, enjoyment or operation of the Business or the proceeds therefrom.

       Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of (i) the Business or (ii) Seller.

       Office Building: All of Seller's right, title and interest in the real property and all improvements thereon at 707 Kautz Road, Saint Charles, Illinois.

       Permitted Lien: Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business; or any other imperfections in Seller's title to any of its assets or properties that, individually and


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in the aggregate, are not material in character or amount and do not and could not reasonably be expected to impair the value or interfere with the use of any of the Sale Assets.

       Seller's Knowledge: Actual knowledge, after reasonable investigation, of Mark A. Nickel, Margaret Kernan, Stephen Borst, or John Dziewiatkowski.

       Taxes: All federal, state, local and foreign taxes including, without limitation, income, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

       Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

       1.2 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the introduction, recitals or section indicated below:

              Acquisition Proposal                Section 5.11
              Adjustment Amount                   Section 2.6(a)
              Arbitrating Firm                    Section 2.6(e)
              Assumed Obligations                 Section 2.3(a)
              Business Agreements                 Section 2.1(f)
              Buyer's Trade Credit                Section 2.6(b)(ii)
              Closing                             Section 8.1
              Closing Date                        Section 8.1
              Effective Time                      Section 8.1
              Excluded Assets                     Section 2.2
              Indemnified Party                   Section 10.4(a)
              Indemnifying Party                  Section 10.4(a)
              Initial Adjusted Purchase Price     Section 2.4
              Intellectual Property               Section 2.1(a)
              Interim Balance Sheet               Section 3.12(a)(iii)
              License Agreement                   Section 12.7(b)
              Other Permitted Exceptions          Section 6.4.1


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              Permitted Tax Lien                  Section 6.4.1
              Preliminary Adjustment Report       Section 2.6(d)
              Publications                        Recitals
              Purchase Price                      Section 2.4
              Real Property                       Section 2.1(b)
              Sale Assets                         Section 2.1
              Seller's Trade Credit               Section 2.6(b)(ii)
              Standard Exceptions                 Section 6.4.1
              Survey                              Section 6.4.2
              Survival Period                     Section 10.1
              Tangible Personal Property          Section 2.1(c)
              Title Commitment                    Section 6.4.1
              Title Insurance Company             Section 6.4.1
              Trade Agreements                    Section 2.1(j)


                                   ARTICLE II
                                PURCHASE AND SALE

       2.1 Sale Assets. Upon and subject to the terms and conditions provided herein, on the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest, legal and equitable, in and to all tangible and intangible assets (except Excluded Assets) used or useful in the operation of the Business as it has been and is now operated (the "Sale Assets"), including the following:

              (a) Intellectual Property. All trade names, trademarks, service marks, symbols, logos, copyrights, publishing rights, domain names, websites, and any other proprietary material or trade right used in the operation of the Business, all goodwill associated therewith, and all state and federal registrations, applications and licenses for any of the foregoing, including, without limitation, the trademarks and registrations listed in
Schedule 2.1(a) (the "Intellectual Property").

              (b) Real Property. The Office Building (the legal description of which is listed in Schedule 3.10) and all fixtures and improvements thereon, together with such additional improvements and interests in real estate made or acquired between the date hereof and the Closing Date (the "Real Property").

              (c) Tangible Personal Property. All computers and office and other equipment, furniture, fixtures, library and research materials, all copies of past or current issues of any Publication now in the possession of or owned by the Seller and other tangible personal property owned by Seller and used in the operation of the Business as it has been and is now operated, including, but not limited to, the items listed in Schedule 2.1(c) (the "Tangible Personal Property").

              (d) Inventory. All inventories, supplies, computer software (to he extent of Seller's interests therein) and materials of any kind, including without limitation all work in process (to the extent of Seller's interests therein) on any issue of any Publication, photographs, layouts, advertising materials, paper, film, stripped material, pre-press materials or transparencies produced or designed for any past, present, or future issue of any Publication.


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              (e)   Business Records.  The originals or true and complete copies of all circulation records and other sales and distribution records and documents, books, files, logs, and other business records or documents, including but not limited to copies of current and expired advertising contracts, in whatever existing form or format.

              (f) Business Agreements. The agreements (other than trade or barter), if any, relating principally to the operation of the Business (including advertising contracts and personal property leases) if, and only if, listed in Schedule 2.1(f) and the License Agreement (the "Business Agreements").

              (g) Accounts Receivable. All accounts receivable relating to subscriptions (i.e., unpaid subscriptions) to any Publication, all accounts receivable relating to advertising (i.e., unpaid advertising) published in any Publication, receivables related to Trade Agreements (as hereinafter defined), and other receivables of any Publication such as newsstand receivables (collectively, the "Accounts Receivable").

              (h) Subscription Records. The current complete paid subscription list, complimentary subscription list, and a list of all available past subscribers (as maintained by or on behalf of Seller), including in each case the subscriber's name, address, payment status and renewal date, and all other relevant subscription information such as carrier routes, gift codes, tracking codes, source codes, all other information relating to subscription records, and all physical subscription records, including subscription cards, telephone orders and any other physical subscription record documents, in whatever existing form or format.

              (i) Prepaid Expenses. Any and all rights to prepaid expenses of Seller relating to items used in the operation of the Business.

              (j) Trade or Barter Agreements. Trade or barter agreements relating to the operation of any Publication if, and only if, listed in Schedule 2.1(j) (the "Trade Agreements").

              (k) Miscellaneous Assets: Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or hereafter owned or used by Seller in connection with the operation of the Business, including but not limited to all goodwill of the Business.

       2.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain all of its right, title and interest in and to, the following assets owned or held by it on the Closing Date (the "Excluded Assets"):

              (a) Any and all cash, bank deposits and other cash equivalents, cash deposits to secure contract obligations (except to the extent Seller receives a credit therefor under Section 2.6, which excepted deposits are set forth in the List of Deposits set forth in Schedule 2.2(a));


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              (b)   Any and all claims of Seller with respect to transactions
occurring or other matters arising prior to the Closing Date including, without limitation, claims for tax refunds;

              (c)   A note owing to Seller from the Country Sampler Store,
L.L.C.;

              (d)   All Benefit Plans and collective bargaining agreements;

              (e)   All employment agreements;

              (f)   All policies of insurance owned by Seller;

              (g) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

              (h) Seller's corporate records except to the extent such records pertain to or are used in the operation of the Business, in which case Seller shall deliver true and accurate copies thereof to Buyer;

              (i) Seller's equity interest in The Country Sampler Store, L.L.C.; and

              (j)   Those assets specifically listed in Schedule 2.2(j).

       2.3    Assumption of Liabilities.

              (a) At the Closing, Buyer shall assume and agree to perform, without duplication, the following liabilities and obligations of Seller (the "Assumed Obligations"):

                    (i) The obligations of Seller arising under the Business Agreements listed in Schedule 2.1(f) that are transferred to Buyer at Closing in accordance with this Agreement, but only to the extent such obligations relate to any period from and after the Closing Date.

                    (ii) The obligations of Seller to be performed on or after the Closing Date under subscription agreements for any Publication in effect as of the Closing Date.

                    (iii) The obligations of Seller to provide advertising in any Publication after Closing under the Trade Agreements transferred to Buyer in accordance with this Agreement.

                    (iv) Provided that Seller pays Buyer the amount, if any, owed by Seller after Closing under Section 2.6, the Assumed Obligations shall also include such other liabilities of Seller to the extent, and only to the extent, the amount thereof is included as a credit to Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.6.


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              (b)   The Assumed Obligations shall in no event include any
liability or obligation arising (i) from the assignment to Buyer of any Business Agreement in violation of its terms or (ii) from any other breach or default by Seller upon or prior to Closing under any Business Agreement.

              (c) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, all of which Seller shall pay, discharge and perform when due.

       2.4 Purchase Price. The purchase price ("Purchase Price") shall equal the sum (i) Sixteen Million Five Hundred Thousand ($16,500,000.00) in consideration of the Sale Assets other than the Real Property, and One Million Five Hundred Thousand Dollars ($1,500,000.00) in consideration of the purchase of the Real Property, all subject to adjustment as provided in Section 2.6 (as adjusted, the "Initial Adjusted Purchase Price"), plus (ii) Five Hundred Thousand Dollars ($500,000.00) to be paid by the six-month anniversary of the Closing Date as a holdback on the Purchase Price (the "Holdback"). The Initial Adjusted Purchase Price shall be paid by Buyer to Seller at Closing by wire transfer of immediately available funds. Seller shall furnish Buyer wire instructions at least three (3) business days prior to the Closing Date. The Holdback, subject to offset as provided in Section 2.6(g) and Article X, shall be paid by Buyer to Seller by the six-month anniversary of the Closing Date by wire transfer of immediately available funds.

       2.5 Allocation of the Purchase Price. Seller and Buyer shall use good faith efforts to agree, prior to Closing, upon an allocation of the Purchase Price among the Sale Assets which, if agreed, will be incorporated in a schedule to be executed by the parties prior to or at Closing. Buyer and Seller each agree to report such allocation, if agreed upon, to the Internal Revenue Service in the form required by Treasury Regulation 1.1060-IT and to use such allocation for all other reporting purposes in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes.


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       2.6    Adjustment of Purchase Price.

              (a) All operating income and operating expenses of the Business shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to any issue of the Publications prior to and including the Cut-Off issues shall be attributable to Seller, and all income and expenses attributable to the Publications subsequent to the Cut-Off issues shall be attributable to the Buyer, provided further that any such income and expenses which cannot be attributed to a specific issue of any Publication shall be allocated to reflect the principle that all such all such income and expenses attributable to the operation of the Business on or before the date preceding the Closing Date shall be for the account of Seller, and all such income and expenses attributable to the operation of the Business on and after the Closing Date shall be for the account of Buyer. A list of Cut-Off issues for each Publication is set forth in
Schedule 2.6(a). The net amount by which the Purchase Price is to be increased or decreased in accordance with this Section is herein referred to as the "Adjustment Amount".

              (b)   Without limiting the generality of the foregoing:

                    (i) Seller shall receive a credit for the unapplied portion, as of the Closing Date, of the security deposits made by Seller under those Business Agreements assumed by Buyer at Closing in accordance with Section 2.3.

                    (ii) Buyer shall be given a credit ("Buyer's Trade Credit") in the amount equal to the financial value (determined in accordance with generally accepted accounting principles consistently applied) of all advertisements required to be published in the Publications on or after the Closing Date under the Trade Agreements, and Seller shall be given a credit ("Seller's Trade Credit") for the financial value (determined in accordance with generally accepted accounting principles consistently applied) of the goods and services to be received on or after the Closing Date under the Trade Agreements; provided that Seller's Trade Credit shall in no event exceed Buyer's Trade Credit.

                    (iii) With respect to each vacation or personal day earned but not taken or for which compensation has not been paid by Seller to Employee in lieu of time off before the Closing Date by each Employee hired by Buyer, Buyer shall receive a credit equal to the compensation equivalent thereof, including applicable payroll taxes.

                    (iv) The credit given Seller for each prepaid expense shall not exceed an amount commensurate with the benefit therefrom to be received by Buyer after Closing.

              (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this
Section 2.6 shall be made in accordance with generally accepted accounting principles.


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              (d)   Three (3) business days prior to the Closing Date, Seller
shall provide Buyer with a statement setting forth a detailed computation of Seller's reasonable and good faith estimate of the Adjustment Amount as of the Closing Date (the "Preliminary Adjustment Report"). The Preliminary Adjustment Report shall include an itemization of all prepaid expenses included in estimating the Adjustment Amount as of the Closing Date. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable on the Closing Date shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable on the Closing Date shall be increased by the amount of such preliminary Adjustment Amount. Thereafter, Seller and its auditors and Buyer and its auditors shall have ninety (90) days after the Closing Date to review the Preliminary Adjustment Report and the related books and records of Seller, and Buyer and Seller will in good faith seek to reach agreement on the computation of the Adjustment Amount as of the Closing Date. If agreement is reached within ninety (90) days after the Closing Date, then upon reaching such agreement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.6(g). If agreement is not reached within such 90-day period, then the dispute resolutions of Section 2.6(e) shall apply.

              (e) If Seller and its auditors and Buyer and its auditors do not, within the 90-day period specified in Section 2.6(d), reach an agreement on the Adjustment Amount as of the Closing Date, then an independent accounting firm of recognized national standing (the "Arbitrating Firm") selected by Seller and Buyer shall resolve the disputed items. If Seller and Buyer are unable to agree on the Arbitrating Firm, the Arbitrating Firm shall be a "national" accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer, as well as any firm with which either party has or has had a business relationship, which relationship shall be promptly disclosed by the relevant party). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions concerning the Adjustment Amount as of the Closing Date, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the Adjustment Amount. Such firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, and the basis for its determination. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties for purposes of this Section. Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.6(g).

              (f) Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis.


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              (g)   Any payments required under foregoing Subsection (d) or (e)
shall be paid by wire transfer in immediately available funds to the account of the payee with a financial institution in the United States and shall for all purposes be deemed an adjustment to the Purchase Price; provided however, that if such payment is to be made to Buyer, Buyer may setoff such amount against the Holdback.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Buyer as follows:

       3.1 Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite power to own, operate and lease its properties and carry on its business. Seller is duly licensed, qualified to do business and in good standing in each jurisdiction, domestic and foreign, where the failure to be so licensed or qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 3.1.

       3.2 Ownership. All of the issued and outstanding capital stock of Seller is owned beneficially and of record by Owner.

       3.3 Authorization and Binding Effect of Documents. Seller has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including shareholder approval) on the part of Seller. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

       3.4 Absence of Conflicts. Except as set forth in Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result from any breach of any of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any material Lien upon the Sale Assets under, the provisions of the articles of incorporation and by-laws of Seller, any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected, or any law, statute, rule, judgment, order or decree to which Seller is subject.


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       3.5    Consents. Except as set forth in Schedule 3.5 and except for the filing required by the HSR Act, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

       3.6 Sale Assets; Title. The Sale Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in the operation of the Business in the manner in which it is now conducted, with the exception of the Excluded Assets. Other than as noted in Schedule 3.6, which Liens will be removed prior to or at Closing, Seller has good and marketable title to, or a valid lessee's interest in, all of the Sale Assets free and clear of all Liens except Permitted Liens.

       3.7 Circulation. For those of the Publications which are so audited, Seller has provided or caused to be provided to Buyer (i) the audited circulation reports (the "White Sheet") of the Audit Bureau of Circulations ("ABC") with respect to each Publication for the twelve months ended December 31, 1997, and (ii) the unaudited publisher's circulation statement (the "Pink Sheet") published by ABC with respect to each Publication for the six months ended June 30, 1998. Such White Sheet and Pink Sheet fairly present the information shown thereon in all material respects. Schedule 3.7 sets forth which Publications are audited and which are not.

       3.8    Business Agreements.

              (a) Schedule 3.8(a) lists all agreements, contracts, understandings and commitments as of the date indicated thereon for advertising in any Publication of the Business for other than monetary consideration ("Trade Agreements") as of January 31, 1999, and sets forth the parties thereto, the financial value of the advertisements required to be provided from and after the date of such Schedule and the financial value of the goods or services to be received by Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements thereto, have been delivered to Buyer and each Trade Agreement hereafter entered into prior to Closing shall be promptly delivered to Buyer.

              (b) Schedule 3.8(b) lists all the following types of Business Agreements now in effect, whether written or oral relating to the Business or the Sale Assets:

                    (i) Agreements for sale of advertising in any Publication for monetary consideration;

                    (ii)   All affiliation agreements;

                    (iii) All sales agency, advertising representation, or distribution contracts;


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                    (iv)   Each lease of any Sale Asset (including a description
       of the Sale Asset leased thereunder);

                    (v) All employment agreements and agreements with independent contractors;

                    (vi) All agreements to which an Affiliate of Seller is a party;

                    (vii) Each of the other Business Agreements (other than Trade Agreements) involving a commitment by any party thereto with a fair market value of, or requiring any party thereto to pay over the life of the contract, more than Five Thousand Dollars ($5,000); and

                    (viii) Any other Business Agreement that is material to the business, operations or financial condition of any Publication or the Business.

True and complete copies of all the foregoing Business Agreements that are in writing, and true and accurate summaries of all the foregoing Business Agreements that are oral, including all amendments, modifications and supplements thereto, have been delivered to Buyer. The Business Agreements (other than Trade Agreements) that are not listed in Schedule 3.8(b) do not involve commitments by parties thereto with an aggregate fair market value of more than Fifty Thousand Dollars ($50,000).

              (c) Except as set forth in Schedule 3.8(c), (i) all Business Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Publication or the Business are valid and in full force and effect; (ii) neither Seller nor, to the Seller's Knowledge, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any Business Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of the Business; (iii) neither Seller nor an Affiliate has granted or been granted any material waiver or forebearance with respect to any Business Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of the Business; (iv) Seller holds the right to enforce and receive the benefits under all the Business Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of the Business, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of Seller or an Affiliate under Business Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of the Business is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) no consent or approval by any party to Business Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of the Business is required thereunder for the consummation of the transactions contemplated hereby.

       3.9    Tangible Personal Property.  Except as set forth in Schedule 3.9:

              (a) Such Schedule lists all Tangible Personal Property (other than office supplies and other incidental items) material to the conduct of the Business and operations of any Publication or the Business in the manner in which it has been and is now operated.

              (b) The Tangible Personal Property has been properly maintained in accordance with industry practices in all material respects, is in a good state of repair and operating condition (normal wear and tear excepted), and complies in all material respects with applicable laws, rules, regulations and ordinances.

       3.10   Real Property. The list of Real Property set forth in Schedule
3.10 is a true and correct list of all of the interests in real estate which Seller holds which are used to any material extent in the operation of any Publication or the Business in the manner in which it has been and is now operated.

       3.11 Intellectual Property. Schedule 3.11 lists all of the Intellectual Property, including all registrations, applications and licenses for any of the Intellectual Property. Except as disclosed in Schedule 3.11:

              (a) To the Seller's Knowledge, Seller owns, free and clear of Liens, all right and interest in, and right and authority to use in connection with the conduct of the Business as presently conducted, all of the Intellectual Property listed in Schedule 3.11, and all of the rights and properties constituting a part of the Intellectual Property are in full force and effect;

              (b) There are no outstanding or, to the Seller's Knowledge, threatened judicial or adversary proceedings with respect to any of the Intellectual Property;

              (c) Seller has not granted to any other person or entity any license or other right or interest in or to any of the Intellectual Property or to the use thereof;

              (d) Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property;

              (e) Seller has not knowingly violated any provisions of the Copyright Act of 1976, 17 U.S.C. Section 101, et. seq., in any material respect; and

              (f) Seller has delivered to Buyer copies of all state or federal registrations, applications, and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

       3.12   Financial Statements.

              (a)   Seller has delivered to Buyer:

                    (i) The reviewed balance sheets of the Business as of December 31, 1997 and 1996;

                    (ii) The reviewed statements of income of the Business for the years ended December 31, 1997 and 1996;

                    (iii) The unaudited balance sheet of the Business as of December 31, 1998 (the "Interim Balance Sheet"); and

                    (iv) The unaudited statement of income of the Business for the interim period ended December 31, 1998.

All such statements (i) are in accordance with the books and records of Seller and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the assets and liabilities of Seller as of the dates stated and accurately reflect the results of operations of Seller for the periods covered by the statements, with the exceptions, as to the Interim Balance Sheet and related unaudited statement of income, that (A) statements of cash flows are not included (B) federal income tax, expense or benefit are not reflected therein, (C) such statements do not contain the disclosures required by generally accepted accounting principles in notes accompanying financial statements, and (D) such statements are subject to normal year-end adjustments.

              (b) With respect to the Business or the Sale Assets, Seller has no debt, liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, except such debts, liabilities and obligations which (i) are fully accrued or fully reserved against in the Interim Balance Sheet, or (ii) are incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices and in an amount not material to the business or financial condition of Seller.

              (c)(i) Seller is not now, and, on the date of Closing, after giving effect to the transactions contemplated by this Agreement, Seller will not be insolvent as such term is defined in the Bankruptcy Code of 1978, as amended; (ii) after giving effect to the transactions contemplated by this Agreement, the property remaining with Seller shall not constitute an unreasonably small capital to conduct its current business or its business as proposed to be conducted after consummation of the transactions contemplated hereby; and (iii) Seller does not intend to incur, or believe that Seller will incur, concurrently with or after consummation of the transactions contemplated hereby, debts beyond Seller's ability to pay as debts mature.

       3.13 Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, other than as described in Schedule 3.13:

              (a) There has not been any damage, destruction or other casualty loss with respect to the Sale Assets (whether or not covered by insurance) which, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

              (b) Neither Seller nor the Business has suffered any adverse change or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

              (c)   Seller has not, with respect to the Business or the Sale
Assets:

                    (i) amended or terminated any Business Agreement set forth in Schedule 3.8(a), 3.8(b) or 3.8(c) except in the ordinary course of business;

                    (ii) mortgaged, pledged or subjected to any Lien, any of its properties or assets, tangible or intangible, except for Permitted Liens;

                    (iii) acquired or disposed of any assets or properties or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

                    (iv) with the exception of this Agreement, entered into any agreement, commitment or other transaction other than in the ordinary course of business;

                    (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

                    (vi) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

                    (vii) entered into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of Seller; or

                    (viii) operated other than in the ordinary course.

       3.14 Litigation. Except as described in Schedule 3.14, (i) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the Seller's Knowledge, threatened against Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign; (ii) neither Seller nor, to the Seller's Knowledge, any of the officers or employees of Seller, has been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of the business of Seller; and (iii) neither Seller nor any properties or assets of Seller nor, to the Seller's Knowledge, any officer or employee of Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business, of Seller, which, individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect or materially impair the ability of Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

       3.15   Labor Matters.

              (a)   Except as listed in Schedule 3.15(a):

                    (i) To the Seller's Knowledge, no present or former employee (or independent contractor) of the Business has a pending claim or charge which has been asserted or threatened against Seller for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any violation of occupational safety or health standards.

                    (ii) There is not pending or, to the Seller's Knowledge, threatened against Seller any labor dispute, strike or work stoppage that affects or interferes with, or is likely to affect or interfere with, the operation of any Publication or the Business. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Publication or the Business. There are no unresolved unfair labor charges against Seller. Seller has not experienced any strike, work stoppage or other similar significant labor difficulties within the past twelve (12) months.

              (b) Seller is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of Seller or who are involved in the operation of any Publication or the Business, (ii) Seller has not agreed to recognize any union or other collective bargaining unit with respect to any employees of any Publication or the Business, and (iii) no union or other collective bargaining unit has been certified as representing any employees of any Publication or the Business.

              (c) Schedule 3.15(c) sets forth a true and complete list of all persons employed by Seller or at any Publication or the Business as of the date of this Agreement, and states for each such employee (i) the compensation paid to such employee and the termination pay or other severance benefits, if any, that may be payable to such employee upon termination of employment, (ii) accrued but unused vacation and personal days, (iii) whether such employee is employed under a written contract, and (iv) the policies applicable to the employee if not employed under a written contract. A true and complete copy of each written employment agreement and of any handbook, policy manual or similar written guidelines furnished to employees of any Publication or the Business has been delivered to Buyer.

       3.16 Employee Benefit Plans. Buyer will not acquire any rights or interests in, or assume any obligations under, any Benefit Plan. Buyer shall not, as a result of the transactions contemplated by this Agreement (or the employment of any of Seller's current employees), become liable for any contribution, tax, lien, penalty, cost, interest, damage or other similar type of liability or expense of Seller with regard to any Benefit Plan.

       3.17 Compliance with Law. Seller has operated and is operating in all material respects in compliance with all federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and Seller has not received any notice of noncompliance pertaining to Seller's operations that has not been cured.

       3.18   Tax Returns and Payments.

              (a) Seller has accurately prepared and is not delinquent in the filing of any Tax Returns required to be filed by Seller, including filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto and all other Taxes or assessments due and payable by Seller or chargeable as a Lien upon its assets have been paid.

              (b) Except as set forth in Schedule 3.18, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against Seller, (ii) Seller has not received notice of any such deficiency, delinquency or default, and (iii) to the Seller's Knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default and, to the Seller's Knowledge, there is no reasonable basis for any such assertion.

              (c) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

              (d) Seller has withheld any Tax required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

       3.19 Environmental Matters. To the Seller's Knowledge, there are no conditions or circumstances associated with the Sale Assets which may give rise to any material liability or cost under applicable environmental law.

       3.20 Broker's or Finder's Fees. Except for The Jordan Edmiston Group, Inc., whose fee is the sole responsibility of Seller, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

       3.21 Insurance. There is now in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all tangible Sale Assets and public liability and publisher's liability insurance, all in amounts consistent with past practices.

       3.22 Year 2000 Compliance. To the Seller's Knowledge, the technology embodied in the Business' operating systems, other computer programs, and websites is Year 2000 Compliant (to the extent applicable). "Year 2000 Compliant" means that the technology will accurately and without interruption process (including but not limited to calculate, compare, interpret, and sequence) (i) date and time data before, during and after the year 2000, (ii) year dates in a manner that is explicit and unambiguous for operation with interfacing software and for data storage, (iii) year 2000 as a leap year, and
(iv) year dates specified as "99" and "00" regardless of any other meanings that may be given to those numbers. The Seller has received from each material vendor listed on Schedule 3.22 a year 2000 compliance certificate, and has provided copies of them to Buyer.

       3.23 Disclosure. To the Seller's Knowledge, no representation or warranty by Seller in this Agreement or any other Document furnished by Seller or on its behalf contains any untrue statement of a material fact, or omits to state a material fact, necessary to make any statement contained herein or therein not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as follows:

       4.1 Organization and Good Standing. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite partnership power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

       4.2 Authorization and Binding Effect of Documents. Buyer has all requisite partnership power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership action on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

       4.3 Absence of Conflicts. Except for obtaining all necessary approvals under the HSR Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result from any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the articles of partnership or limited partnership agreement of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

       4.4 Consents. Except for obtaining all necessary approvals under the HSR Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

       4.5 Broker's or Finder's Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

       4.6 Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

                                    ARTICLE V
                                 OTHER COVENANTS

       5.1 Conduct of the Business Prior to the Closing Date. Seller covenants and agrees with Buyer that from the date hereof through the Closing Date, unless Buyer otherwise agrees in writing, and provided that none of the following shall impede Seller's ability to conduct the Business consistent with past practices, Seller shall:

              (a) Operate each Publication and the Business only in the ordinary course of business, including (i) incurring promotional expenses consistent with the amount currently budgeted, (ii) the use of reasonable commercial efforts to preserve each Publication's and the Business' present business operations, organization and goodwill and its relationships with material customers, employees, advertisers, suppliers and other contractors, and
(iii) the continuance of each Publication's and the Business' usual and customary policy with respect to extending credit and collection of accounts receivable and the maintenance of its facilities and equipment;

              (b) Operate each Publication and the Business in all material respects in accordance with the terms or conditions of all rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of each Publication and the Business;

              (c) Maintain Seller's books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

              (d) Promptly notify Buyer in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Business Agreements which are, individually or in the aggregate, material to the Sale Assets or the operations, financial condition or results of operations of any Publication or the Business;

              (e) Timely comply in all material respects with the Business Agreements which are, individually or in the aggregate, material to the Sale Assets or the operations, financial condition or results of operations of any Publication or the Business;

              (f) Not sell, lease, grant any rights in, or to otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Sale Assets except for dispositions of assets that (A) are in the ordinary course of business consistent with past practice and (B) if material, are replaced by similar assets of substantially equal or greater value and utility;

              (g) Not amend or enter into any employment contracts or other Business Agreements except on terms comparable to those of Business Agreements now in existence and otherwise in the ordinary course of business consistent with past practice;

              (h) Maintain its technical equipment currently in use in normal operating condition and repair, except for ordinary wear and tear;

              (i) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of the Business, except in the ordinary course of business consistent with past practice;

              (j) Not introduce any material change with respect to the operation of any Publication or the Business;

              (k) Not enter into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of Seller which pertain to the Business or the Sale Assets;

              (l) Not voluntarily enter into any collective bargaining agreement applicable to any employees of any Publication or the Business or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of any Publication or the Business to provide that it shall be binding upon any "successor" employer or such employees; and

              (m) Not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement.

       5.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

       5.3 HSR Filing. Within ten (10) days after the execution of this Agreement, Seller and Buyer shall make the filings required to be made under the HSR Act in connection with the transactions contemplated herein. As promptly as practicable, Seller and Buyer shall make the additional filings, if any, required to be made under the HSR Act, or other applicable laws, in connection with the purchase and sale of the Sale Assets and shall otherwise take all commercially reasonable actions necessary and proper to comply with any requests for additional information with respect to such HSR Act filings.

       5.4 Title; Additional Documents. At the Closing, Seller shall transfer and convey to Buyer good and marketable title to all of the Sale Assets free and clear of any Liens except Permitted Liens. Seller shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Sale Assets and to carry out the purposes and intent of this Agreement.

       5.5 Other Consents. Seller shall use its best efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Business Agreements.

       5.6 Inspection and Access. Seller will, prior to the Closing Date, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Business) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Such access will be available during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business. Seller will furnish to Buyer monthly unaudited financial statements of Seller prepared in a manner consistent with the unaudited statements identified in
Section 3.12. Seller will furnish to Buyer such additional financial and operating data and other available information regarding Seller as Buyer may reasonably request. Those books, records and files the possession of which is not being transferred to Buyer pursuant to this Agreement which relate to the Sale Assets shall be preserved and maintained by Seller for four (4) years after the Closing and those books, records and files relating to the Sale Assets the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of four (4) years after the Closing. Each such party shall give to the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as may be reasonably requested by the other party.

       5.7 Confidentiality. The parties shall continue to be bound by the Non-Disclosure Agreement executed on November 2, 1998; subject thereto, all information delivered to Buyer and otherwise disclosed in writing as confidential by Seller (or its representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by Buyer and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent that such information (i) was otherwise publicly available or known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to Buyer or its Affiliates, (iii) is necessary to disclose to a governmental authority, (iv) is required by law or the rules of any stock exchange to be disclosed or (v) to the extent such duty as to confidentiality is waived in writing by Seller.

       5.8 Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as such release or announcement may be required by law or applicable regulations, in which event the party so required will give prior written notice to the other party.

       5.9 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

       5.10 Tax Returns and Payments. Seller will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Seller and timely pay all Taxes owed by Seller that could result in a lien on the Sale Assets.

       5.11 No Solicitation. From the date hereof until the earlier of Closing or termination of this Agreement, neither Seller nor any Affiliate of Seller shall directly or indirectly (i) solicit or encourage submission of any proposal or offer from any person relating to the acquisition or purchase of any interest in Seller or any material assets of Seller or any merger, consolidation or other business combination with Seller (each an "Acquisition Proposal"), or (ii) otherwise assist or participate in any effort or attempt by any person to make or effect an Acquisition Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made in writing after the date of this Agreement.

       5.12   Certified Resolutions.

              (a) Within five (5) business days after the date hereof, Seller shall furnish Buyer with certified resolutions of the Board of Directors of Seller evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

              (b) Within five (5) business days after the date hereof, Buyer shall furnish Seller with certified resolutions of the general partner of Buyer evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

       5.13 Audited Financial Statements. Seller recognizes that Buyer's general partner is a publicly reporting company and agrees that notwithstanding the restrictions in Section 5.7, that entity shall be entitled at its expense, following Closing, to cause audited and unaudited financial statements of the Business to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer's general partner as a publicly reporting company or registrant. Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards.

       5.14 Post-Closing Assistance. Following Closing, Buyer shall cooperate with Seller and make available to Seller, at Seller's reasonable request and at no expense to Seller, such facilities, equipment, personnel and assistance as shall be necessary to enable Seller to carry out its post-closing obligations under this Agreement and to otherwise effectuate the transfers and transition contemplated hereunder. Buyer further agrees to cooperate with and assist Seller to the extent reasonably necessary to permit Seller to adequately prosecute or defend itself in connection with any claim, demand, action, lawsuit, proceeding, investigation, audit, or other similar matter brought by or against any third party or governmental entity relative to the Business or the Sale Assets, and Buyer shall make available to Seller such facilities, equipment, personnel and assistance as reasonably requested by Seller in that regard. Notwithstanding the foregoing, nothing in this Section shall require Buyer to expend any significant amounts of money, or require any of its employees to expend any significant amounts of time, to fulfill Buyer's obligations in this Section.

                                   ARTICLE VI
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF BUYER TO CLOSE

       Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

       6.1    Accuracy of Representations and Warranties; Closing Certificate.

              (a) The representations and warranties of Seller contained in this Agreement or in any other Document shall be true and correct in all material respects on the date hereof, and at the Closing Date with same effect as though made at such time except for changes permitted hereunder.

              (b) Seller shall have delivered to Buyer on the Closing Date a certificate that the conditions specified in Sections 6.1(a), 6.2, 6.7, and 7.5 are satisfied as of the Closing Date.

       6.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

       6.3 HSR Act. The waiting period (including any extension thereof) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

       6.4    Title Insurance and Survey.

              6.4.1 Seller shall have obtained, at Seller's expense, a title commitment (the "Title Commitment") on the current ALTA form from a title insurance company (the "Title Insurance Company") wherein the Title Insurance Company shall agree to insure in Buyer fee simple title to the Real Property. The exceptions to title specified in the Title Commitment shall be limited to the preprinted or standard exceptions to title (the "Standard Exceptions"), the lien for taxes not yet due and payable (the "Permitted Tax Lien") and such other exceptions (the "Other Permitted Exceptions") that will neither (1) materially impair Buyer's ability to use the Real Property in the operation of the Business in the manner in which it is now used, nor (2) constitute or evidence a mortgage or other lien (other than a Permitted Tax Lien) against such title, except mortgages or other liens that will be released at Closing at Seller's expense.

              6.4.2 Seller shall have obtained, at Seller's expense, a current "as built" survey (each, a "Survey") of the Real Property. Such Survey shall be prepared by a registered surveyor, shall comply with current ALTA Minimum Standard Detail Requirements, shall be accompanied by a certification sufficient for the Title Insurance Company's deletion of the Standard Exceptions relating to survey matters, and shall not disclose any matters which would materially impair Buyer's ability to use any of the Real Property in the operation of the Business in the manner in which it is now used.

              6.4.3 On the Closing Date, the Title Insurance Company shall have unconditionally agreed in writing to issue pursuant to the Title Commitment a final title policy as of the Closing Date insuring fee simple title in Buyer to the Real Property, subject only to the Permitted Tax Lien and Other Permitted Exceptions. On or before the Closing Date, Seller shall execute and deliver to the Title Insurance Company an affidavit regarding mechanic's liens sufficient to allow deletion of such liens as a Standard Exception in the final title policy.

              6.4.4 If within sixty (60) days after the date hereof:

                    6.4.4.1 A Title Commitment has not been obtained for the Real Property, Buyer shall be deemed to have waived the conditions precedent in foregoing Subsections 6.4.1 and 6.4.3 with respect to the Real Property.

                    6.4.4.2 A Survey has not been obtained by Seller and provided to Buyer for the Real Property, Buyer shall be deemed to have waived the condition precedent in foregoing Subsection 6.4.2 with respect to the Real Property, and shall be deemed to have waived the condition precedent in foregoing Subsection 6.4.3 to the extent satisfaction of such condition with respect to the Real Property would require such Survey.

                    6.4.4.3 Buyer does not by written notice to Seller specifically identify and object to a defect or exception to title to the Real Property, Buyer shall be deemed to have waived its right to object to such defect or exception.

       6.5 Environmental Inspection. At Buyer's expense, Buyer shall have caused an environmental inspection to be performed by a reputable environmental engineering company of the Real Property, and the inspection report shall not disclose a reasonable basis for a determination that the Real Property in its current condition would cause Buyer as the owner thereof to incur a material liability under any applicable environmental law, rule or regulation. Buyer shall cause the environmental consultant to deliver to Seller a copy of each such inspection report at the same time such report is delivered to Buyer. In the event that within sixty (60) days after the date hereof, Buyer shall have failed to give Seller written notice specifying in detail the manner in which such report discloses a reasonable basis for a determination that the Real Property in its current condition would cause Buyer as the owner thereof to incur a material liability under applicable environmental laws, rules or regulations, Buyer shall be deemed to have waived the condition precedent set forth in this Section 6.5.

       6.6 Opinion of Seller's Counsel. Buyer shall have received the written opinion of Seller's and Owner's outside counsel, dated as of the Closing Date, that (i) Seller is a corporation duly formed and in good standing under the laws of Illinois, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action (including all necessary shareholder approval) on the part of Seller,
(iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Seller and Owner and constitute valid and legally binding obligations enforceable against Seller and Owner in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, and
(iv) the execution, delivery and performance by Seller and Owner of this Agreement and the other Documents do not violate or contravene, to counsel's knowledge, any judgment, order, or material agreement to which Seller or Owner is subject or a party or to which the Sale Assets are bound.

       6.7 Other Consents. Seller shall have obtained in writing (in form reasonably satisfactory to Buyer's counsel) and provided to Buyer on or before the Closing Date, without any condition materially adverse to Buyer, any Publication, or the

Business, the consents or waivers to the transactions contemplated by this Agreement required under each Business Agreement.

       6.8 Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents required to be delivered pursuant to Section 8.2.

       6.9 No Adverse Proceedings. No judgment or order shall have been rendered, and no action or proceeding shall be pending, against Buyer that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

       6.10 No Material Adverse Change. There shall have been no change nor development affecting the Seller, any Publication or the Business after the date hereof which has resulted in, or could reasonably be expected to result in, a Material Adverse Condition.

       6.11 The Country Sampler Store, L.L.C. Seller shall have delivered to Buyer the written consent of the Managers of the LLC (as hereinafter defined) as to the assignment of the License Agreement to Buyer contemplated in Section 12.7(b).

                                   ARTICLE VII
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF SELLER TO CLOSE

       The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

       7.1    Accuracy of Representations and Warranties.

              (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

              (b) Buyer shall have delivered to Seller on the Closing Date a certificate that the conditions specified in Sections 7.1(a), 7.2, and 6.9 are satisfied as of the Closing Date.

       7.2 Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

       7.3 HSR Act. The waiting period (including any extension thereof) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

       7.4 Opinion of Buyer's Counsel. Seller shall have received the written opinion of Buyer's counsel, dated as of the Closing Date, that (i) Buyer is a limited partnership duly formed and in good standing under the laws of the State of Indiana, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite partnership action on the part of Buyer, (iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Buyer and constitute valid and legally binding obligations enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, and (iv) the execution, delivery and performance by Buyer of this Agreement and the other Documents do not violate or contravene, to counsel's knowledge, any judgment, order or agreement to which Buyer is subject or a party or to which Buyer's assets are bound.

       7.5 No Adverse Proceedings. No judgment or order shall have been rendered, and no action or proceeding shall be pending, against Seller that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

       7.6 Delivery of Closing Documents. Buyer shall have delivered or cause to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 8.3.

                                  ARTICLE VIII

                                     CLOSING

       8.1 Time and Place. Closing of the purchase and sale of the Sale Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Bose McKinney & Evans, 135 North Pennsylvania Street, Suite 2700, Indianapolis, Indiana, at 10:00 o'clock A.M. on the date (the "Closing Date") that is the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing, effective as of 12:01 AM on the Closing Date (the "Effective Time").

       8.2 Documents to be Delivered to Buyer by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

              (a) The opinion of Seller's counsel, dated the Closing Date, to the effect set forth in Section 6.6;

              (b) Governmental certificates, dated as of a date as near as practicable to the Closing Date, showing that Seller is duly formed and in good standing in the State of Illinois and is qualified to do business and in good standing under the laws of the jurisdictions listed in Schedule 3.1;

              (c) A certificate of the Secretary of Seller attesting as to the incumbency of each officer of Seller who executes this Agreement and any of the other Documents and to similar customary matters;

              (d) A bill of sale and other instruments of transfer and conveyance transferring the Sale Assets (except the Real Property) to Buyer;

              (e) A general warranty deed, in a form recordable in the State of Illinois, for the Real Property, which deed shall convey insurable, fee simple title for that parcel free and clear of all Liens except the Permitted Tax Lien and the Other Permitted Exceptions.

              (f) A certificate of nonforeign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such section;

(g)                            The Consulting Agreement executed by Owner;

              (h)   The certificate described in Section 6.1(b); and

              (i) Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained, and any other documents expressly required by this Agreement to be delivered by Seller at Closing.

       8.3 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

              (a)   The Initial Adjusted Purchase Price in accordance with
Section 2.4, as adjusted under Section 2.6(d);

              (b)   The certificate described in Section 7.1(b);

              (c) The opinion of Buyer's counsel, dated the Closing Date, to the effect set forth in Section 7.4;

              (d)   An agreement by Buyer assuming the Assumed Obligations;

              (e)   The Consulting Agreement executed by Buyer; and

              (f) Such additional information and materials as Seller shall have reasonably requested to evidence satisfaction of the conditions to its obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Buyer at Closing.

                                   ARTICLE IX
                              RESTRICTIVE AGREEMENT

       9.1 Covenant Not to Compete. Neither Seller nor Owner shall, during the period of three (3) years after the Closing Date (which period shall be extended by any amount of time this covenant is violated), engage directly or indirectly (whether as owner, employee, or otherwise) in the business of (i) producing or publishing, managing, selling or offering for distribution a magazine or periodical publication the content of which primarily pertains to the craft industry or craft enthusiasts anywhere within North America or (ii) maintaining a website with a craft focus on the Internet (or similar medium). Notwithstanding the foregoing, Buyer, Seller and Owner each acknowledge that Owner has an ownership interest in Independent Direct Distributors, Inc. and Store Level Service Group, Inc. and that Seller is the majority owner of County Sampler Store, L.L.C., and that the conduct of the business or operations of such entities consistent with past activities shall not constitute a violation of this Covenant Not to Compete by Seller or Owner. Each of Seller and Owner acknowledges that this covenant not to compete constitutes material consideration for Buyer's agreement to purchase the Sale Assets in accordance with this Agreement.

       9.2. Remedies for Violation. Each of Seller and Owner acknowledges and agrees that Buyer will be irreparably harmed by a violation of Seller's restrictive covenant set forth in Section 9.1, and that Buyer shall be entitled in the event of such a violation to obtain an injunction in a court of competent jurisdiction restraining any such violation, without prejudice to other remedies available to Buyer at law or in equity and without the necessity of posting a bond, and shall be entitled to reimbursement of reasonable attorneys' fees and related costs and expenses in enforcing its rights in this Section.

                                    ARTICLE X
                                 INDEMNIFICATION

       10.1 Survival. All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of either party, and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party in this Agreement or any other Document; provided however, that the period of survival shall in all cases end two (2) years after the Closing Date (the "Survival Period") with the exception of tax and environmental matters, with respect to which the period of survival (the "Environmental and Tax Survival Period") shall be three (3) years. No claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied. The rights to indemnification set forth in this
Article X shall be exclusive of all other rights to monetary damages that any party (or the party's successors or assigns) would otherwise have by statute or common law in connection with the transactions contemplated by this Agreement or any other Document.

       10.2   Indemnification by Seller.

              (a) Subject to Section 10.1 and Sections 10.2(b) and (c), Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from:

                    (i) Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

                    (ii) Any obligation, indebtedness or liability of Seller (other than the Assumed Obligations) regardless of whether disclosed to Buyer and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement hereunder or under any other Document; or

                    (iii) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

              (b) Seller shall not be obligated to indemnify Buyer unless and until the aggregate amount of Buyer's Losses exceeds Twenty-Five Thousand Dollars ($25,000.00) (the "Basket"), in which case Buyer shall then be entitled to indemnification in the entire amount of Buyer's Losses (i.e., back to the first dollar of Loss), provided that any adjustment to the Purchase Price pursuant to Section 2.6 or any payment owed by Seller to Buyer for any Liability pursuant to or under Section 10.2(a)(ii) shall not be counted in determining whether the Basket limitation is satisfied, and Buyer shall have the right to recover any such payment without regard to such limitation.

              (c) The aggregate amount of all payments made by Seller in satisfaction of claims for indemnification pursuant to this Section 10.2 shall not exceed Eighteen Million Five Hundred Thousand Dollars ($18,500,000.00) (the "Cap"), provided that any payment owed by Seller to Buyer pursuant to Section
2.6 or any payment owed by Seller to Buyer for any Liability pursuant to or under Section 10.2(a)(ii) shall not be counted in determining whether the Cap has been met.

       10.3 Indemnification by Buyer. Subject to Section 10.1, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from:

                    (i) Any breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document;

                    (ii)   The Assumed Obligations; and

                    (iii) Unless Seller is obligated to indemnify Buyer pursuant to Section 10.2, all other obligations and liabilities associated with the operation of the Business after Closing.

       10.4 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 10.2 and 10.3, the following procedure shall apply:

              (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder. The parties agree to negotiate in good faith in order to attempt to resolve any claim for indemnification with as small as possible liability of the Indemnifying Party, and the Indemnified Party shall take no action in connection with such indemnification claim until thirty (30) days have expired from the day the notice of the indemnification claim is given to the Indemnifying Party.

              (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or
(ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party's counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

              (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

              (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Business.

              (e) To the extent the Holdback has not been paid to Seller, Buyer shall be entitled to setoff against the Holdback the amount of any indemnifiable Loss pursuant to Section 10.2 (subject to the Basket), provided that Buyer has complied with the applicable obligations in this Section 10.4.

                                   ARTICLE XI

                                   TERMINATION

       11.1   Right of Termination. This Agreement may be terminated prior to
Closing:

              (a)   By written agreement of Seller and Buyer; or

              (b) By written notice from Seller or Buyer, provided such terminating party is not then in material breach of this Agreement if:

                    (i) The other party has continued in material breach of this Agreement for twenty (20) days after written notice of such breach from the terminating party; or

                    (ii) Closing does not occur within sixty (60) days after the date hereof other than due to a failure to satisfy the condition precedent set forth in Section 6.3 and Section 7.3.

       11.2 Obligations Upon Termination. Upon termination of this Agreement, each party shall thereafter remain liable for breach of this Agreement prior to such termination and remain liable to pay and perform its indemnity obligation under Article X.

                                   ARTICLE XII
                                  POST CLOSING

       12.1 Termination of Employees. Seller shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses which arise or become payable as a result of or in connection with Seller's termination of any of its employees before, upon or after Closing, including, without limitation, all severance or termination pay and all accrued vacation and personal days, salary, wages and other compensation payments or benefits, if any, which arise or become payable as a result of or in connection with such terminations, except to the extent included as a credit to Buyer in determining the Adjustment Amount. Seller acknowledges and agrees that Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any employment agreements or Benefit Plans between Seller and its employees, except to the extent included as part of the Assumed Obligations.

       12.2 Employee Benefit Plans. Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any of the Benefit Plans, and Seller or the Benefit Plans, as applicable, will retain all assets and liabilities in respect of Seller's employees under the Benefit Plans. Seller shall comply with the provisions of the Continuation Coverage Under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with the transactions contemplated by this Agreement.

       12.3 Offer of Employment. Buyer hereby agrees to offer employment (effective as of the Effective Time) to all current employees of Seller on terms and conditions generally offered and imposed on other prospective employees of Buyer and its Affiliates. Furthermore, as to such employees who accept employment with Buyer, Buyer will (i) waive benefit eligibility waiting periods and pre-existing condition exclusions consistent with its other acquisitions of publication companies and to the extent permitted under the applicable plan and
(ii) consider the employees' tenure, or a portion of such tenure, with Seller in computing vacation eligibility and other tenure-based benefits (subject to limitations imposed by Buyer pursuant to applicable company policies).

       12.4 Change of Corporate Name. Seller agrees to deliver to Buyer, within three (3) business days of the Closing Date, copies of articles of amendment changing the Seller's corporate name to not include "Country Sampler" or any similar name thereto, certified by the Office of the Secretary of State of Illinois.

       12.5 Stay Bonus. Seller shall comply with and pay all amounts due and owing under the stay bonus program Seller adopted, prior to entering into this Agreement, for the benefit of certain of Seller's key employees.

       12.6   Accounts Receivable.

              (a) For a period of one-hundred twenty (120) days after the Closing Date (the "Collection Period"), Buyer will use its usual and customary procedures to collect the Accounts Receivable outstanding as of the Effective Time, provided that Buyer shall not be required to commence litigation, employ legal counsel or a collection agency or make any other extraordinary collection efforts. For the purpose of determining amounts collected by Buyer with respect to the Accounts Receivables, each payment by an account debtor shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor identifies such an account in writing as being in dispute and directs in writing that a particular payment be applied to a specific newer account receivable.

              (b) Seller shall be required to purchase from Buyer all unpaid Accounts Receivable for the full amount thereof at the expiration of the Collection Period, less an amount equal to the product of (i) two percent (2%) multiplied by (ii) the aggregate amount of the Accounts Receivable as of the Effective Time (as adjusted, the "Adjusted Receivables Amount"). Within ten (10) business days after the expiration of the Collection Period, Buyer shall provide such written evidence as reasonably requested by Seller as to the calculation and documentation of the Adjusted Receivables Amount. Seller shall, with ten
(10) business days receipt of such materials, pay the Adjusted Receivables Amount in cash to Buyer, and Buyer shall assign all such unpaid Accounts Receivable to Seller.

       12.7 Possible Purchase of Seller's Interest in Country Sampler Store, L.L.C. Each of the parties agrees and acknowledges that various discusses have occurred as to Buyer purchasing Seller's fifty-one percent (51.0%) equity interest (the "Equity Interest") in The Country Sampler Store, L.L.C. (the "LLC"), but that no agreement has been reached as to if, and upon what terms, such purchaser would occur. In order that such discussions can continue and Buyer can continue to learn more about the operations of the LLC, the parties hereto agree as follows:

              (a) From the period from the date hereof and ending on the three-month anniversary of the Closing Date (the "CSS Period"), as long as Buyer desires to pursue the possible purchase of the Equity Interest, Buyer and Seller shall continue the discussions as to Buyer's possible purchase of the Equity Interest. (Buyer agrees to promptly notify Seller if Buyer no longer desires to pursue the possible purchase of the Equity Interest, and the CSS Period shall end upon delivery of such notice to Seller.) During the CSS Period, Buyer shall have a right of first refusal to match any offer, the terms of which are acceptable to Seller (the "Offer"), to purchase all or any portion of the Equity Interest on the same terms (including the form of consideration and the timing of payments of such consideration) as offered by the potential purchaser. Promptly upon receipt of any Offer during the CSS Period, Seller shall promptly give written notice to Buyer of all of the terms of the Offer, and Buyer shall have thirty (30) days in which to match the Offer by providing written acceptance to Seller. If such acceptance is given, the purchase of the Equity Interest (or portion thereof) by Buyer shall close within thirty (30) days of the Seller's receipt of the acceptance.

              (b) Seller agrees and acknowledges that one of the Business Agreements transferred to Buyer pursuant Section 2.1(f) is the License Agreement between Seller's predecessor, Sampler Publications, Inc., and the LLC, dated as of June 30, 1997 (the "License Agreement"). Accordingly, as long as Seller owns the Equity Interest, Seller agrees to cause the LLC to make all payments required to be made under the License Agreement to be paid to Buyer and to otherwise fulfill its obligations under the License Agreement.

              (c) During the CSS Period, Buyer shall cause the employees of Seller who become employed by Buyer to provide the same administrative and managerial services to the LLC as currently provided or required to be provided pursuant to the LLC's operative documents (the "CSS Services"). Buyer shall be reimbursed by Seller for all of its wage and benefit costs incurred in providing the CSS Services, to the extent quantifiable, without any mark-up for corporate or other overhead expenses. On a monthly basis, Buyer shall provide to Seller written documentation as to such costs, and Seller shall promptly reimburse Buyer in cash for such costs.

                                  ARTICLE XIII

                                  MISCELLANEOUS

       13.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

       13.2   Payment of Expenses.

              (a) All sales, use, stamp, transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by Seller.

              (b) Seller and Buyer shall split equally payment of all filing fees under the HSR Act.

              (c) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

       13.3 Specific Performance. Seller acknowledges that each Publication is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Seller. Accordingly, as an alternative to termination of this Agreement under Section 11.1, Buyer shall be entitled in the event of Seller's breach to enforcement of this Agreement (subject to obtaining any required approval of the HSR Act) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Seller's breach. In any action to specifically enforce Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price as contemplated by Section 2.4 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

       13.4 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) addressed as follows:

              (a)   if to Buyer, to:

                           Emmis Publishing, L.P.
                           c/o Emmis Communications Corporation
                           One Emmis Plaza, Suite 700
                           40 Monument Circle
                           Indianapolis, Indiana  46204
                           Attention: J. Scott Enright, Vice President and
                                      Associate General Counsel

                    Copy to:

                           Bose McKinney & Evans
                           2700 First Indiana Plaza
                           Indianapolis, Indiana  46204
                           Attention:  Dwight L. Miller, Esq.

              (b)   if to Seller, to:

                           Country Sampler, Inc.
                           c/o Rooks, Pitts and Poust
                           4200 Commerce Court, #300
                           Lisle, Illinois 60532
                           Attention: David Bressler, Esq.

                    Copy to:

                           Rooks Pitts & Poust
                           4200 Commerce Court, #300
                           Lisle, Illinois 60532
                           Attention: David Bressler, Esq.

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

       13.5 Entire Agreement. This Agreement, the Schedules, Exhibits and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

       13.6 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       13.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:

              (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

              (b) Buyer may assign all of its rights under this Agreement to an Affiliate, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all material respects as applied to the assignee, (ii) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within its reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, and (iii) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee.

       13.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to its principles of conflicts of laws.

       13.9 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

       13.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

       13.11 Attorneys' Fees. If one party brings suit against the other in connection with this Agreement or any other Document and the party against whom suit is brought

(the "Defendant") is successful in denying substantially all the relief sought by the claimant, then the Defendant shall be entitled to recover from the claimant the reasonable attorneys' fees and other costs and expenses incurred by the Defendant in connection with such suit regardless of whether such suit is prosecuted to judgment.

       13.12 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

       13.13 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       13.14 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

       13.15 Schedules and Exhibits. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and 4each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.


                                    COUNTRY SAMPLER, INC.

                                    By: /s/ MARK A. NICKEL
                                        ------------------
                                         Mark A. Nickel, Chief Executive Officer


                                                     "Seller"


                                    /s/ MARK A. NICKEL
                                    ------------------
                                     Mark A. Nickel, Individually

                                                     "Owner"


                                    EMMIS PUBLISHING, L.P.
                                    By:  Emmis Communications Corporation,
                                    Its General Partner

                                    By: /s/ JEFFREY H. SMULYAN
                                        ----------------------
                                         Jeffrey H. Smulyan, Chairman

                                                     "Buyer"

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement"), made this 1st day of April, 1999, by and between EMMIS PUBLISHING, L.P., an Indiana limited partnership (the "Company"), and MARK A. NICKEL, an Illinois resident ("Consultant").

                            W I T N E S S E T H: THAT

         WHEREAS, of even date herewith, the Company purchased substantially all the assets of Country Sampler, Inc., of which Consultant was an owner and by which the Consultant was employed, pursuant to an Asset Purchase Agreement, dated as of February 23, 1999, by and among Country Sampler, Inc. (to be known as "Archdale Holding, Inc. ("Archdale"), the Company and Consultant; and

         WHEREAS, the Company desires to obtain future services of Consultant, and to safeguard the Company against disclosure of confidential data.

         NOW, THEREFORE, in consideration of the engagement of Consultant by the Company and the other benefits provided him under this Agreement and the mutual covenants herein contained, and in consideration of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. Consulting. During the Term (as hereinafter defined), Consultant, individually or through Archdale, shall serve as a consultant to the Company with such reasonable duties and responsibilities as are specified by the Company's chief executive officer or his designee (collectively, the "Duties") from time to time consistent with Consultant's prior position with Country Sampler, Inc. In fulfilling his Duties, Consultant shall be required (i) to travel only as reasonably requested by the Company and (ii) to provide his services on an as-available basis.

         2. Best Efforts. Consultant shall at all times faithfully and diligently perform his obligations under this Agreement, and in connection with the performance of his duties hereunder shall act in the best interest of the Company and its affiliated companies including any parent or subsidiaries (hereinafter, where applicable, the reference to the "Company" shall include the Company and such affiliated companies together).

         3. Consulting Fees. On the date hereof and on each April 1 of 2000, 2001, 2002, and 2003, the Company shall pay to Consultant, or to Archdale if designated by Consultant, consulting fees of Five Hundred Thousand Dollars ($500,000.00), payable in cash. Consultant shall be responsible for all Federal, State and local taxes applicable to the amounts paid by the Company under this Agreement. In no case shall the Company be liable for any additional payments to Consultant due to any tax liability incurred by Consultant as a result of this Agreement. Consultant agrees to indemnify the Company, and its officers, directors, employees and agents, for any and all tax liability (including but not limited to, fines, penalties, interest and costs and expenses including attorneys' fees) arising from or relating to any amounts paid pursuant to this Agreement. Consultant is at all times during this Agreement an independent contractor and shall not be considered an employee of the Company.

         4. Expenses. Consultant shall be entitled to reimbursement for such reasonable expenses as shall be determined in accordance with the Company's policies regarding reimbursement of expenses and pursuant to the prior determinations of the Company's officers.

         5. Fringe Benefits. Consultant will be entitled to no benefits of any type as he is an independent contractor.

         6. Use of Office and Storage Space. During the period of this Consulting Agreement, the Company shall provide and make available to Consultant, the occupancy and use of the office and storage space and equipment and furniture that is currently available to Consultant at 707 Kautz Road, St. Charles, Illinois.

         7. Non-Disclosure of Confidential Information.

            (a) As used herein, the term "Confidential Information" means: any oral or written information disclosed to Consultant or known by Consultant which relates to the Company's business, products, processes, or services, including, but not limited to, information relating to research, sales, development, inventions, computer program designs, programming techniques, flow charts, source code, object code, passwords, access codes, products under development, costs, pricing, purchasing, accounting, technical data, marketing, business plans, and objectives of the Company and its affiliates; identity and requirements of customers of the Company and its affiliates; and the documentation thereof, provided that Confidential Information shall not include:
(i) information which is published or is or becomes publicly known through no wrongful action of the publisher or the recipient; (ii) information obtained from or by a third party within such third party's legal rights; or (iii) information developed independently by Consultant or any third party. It will be presumed that information supplied to Consultant from affiliates of the Company and other outside sources is Confidential Information unless and until it is designated otherwise.

            (b) Consultant acknowledges that all Confidential Information shall at all times remain the property of the Company, and the Company shall have free and unlimited access at all times to all materials containing Confidential Information and shall have the right to claim and take possession of such materials on demand.

            (c) Consultant will not, during Consultant's consulting with the Company or thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Company to do so.

            (d) Consultant will safeguard and maintain secret all Confidential Information and all documents and things that include or embody Confidential Information.

            (e) Upon termination of Consultant's consulting, for whatever reason, or upon request by the Company, Consultant will deliver to the Company all notes, computer program listings, flow charts, drawings, memoranda, correspondence, documents, records, notebooks, tapes, disks, and similar repositories of Confidential Information, including all copies thereof then in Consultant's possession or under Consultant's control, whether prepared by Consultant or by others.

            (f) Consultant acknowledges that the legal remedy available to the Company for any breach of covenants in this Agreement on the part of Consultant may be inadequate, and therefore, in the event of any threatened or actual breach of this Agreement and in addition to any other right or remedy which the Company may have, the Company shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. Further, in addition to other equitable and legal relief available to the Company, Consultant shall pay the Company's costs and reasonable attorney fees incurred in enforcing this Agreement or in seeking relief from Consultant's breach of this Agreement.

         8. Term. The term of this Agreement is from the date hereof and until March 31, 2004.

         9. Obligation to Make Payments. In the event of Consultant's death or his sustaining a condition which disables him from performing the obligations imposed by this Agreement (which condition is expected to be permanent or of greater than two years duration), within thirty (30) days of the Consultant's death or disability, as additional consideration for services rendered, Company shall pay the balance of the unpaid consulting fees which will become due under the remaining term of this Agreement to Archdale, unless otherwise directed by Consultant during his lifetime, his guardian or his estate, as appropriate.

         10. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the consulting by Consultant for the Company, superseding any and all such prior agreements and cannot be amended, modified or supplemented in any respect except by subsequent written agreement entered into by the parties.

         11. Assignment. Consultant acknowledges that the services to be rendered by Consultant are unique and personal; accordingly, Consultant may not assign any of the Consultant's rights or delegate any of the Consultant's duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the legal representatives, successors and assigns of the Company.

         12. No Waiver. No failure on the part of either party to require the performance by the other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affecting such party's right to enforce such term, and no waiver on the part of either party of any term in this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.

         13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

         14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Indiana.

         IN WITNESS WHEREOF, executed as of the date and year first above written.

                                    EMMIS PUBLISHING, L.P.
                                    By: Emmis Communications
                                        Corporation,

                                        Its General Partner

                                    By: /s/ J. Scott Enright
                                       --------------------------------------
                                        J. Scott Enright, Vice President

                                                     The "Company"

                                        /s/ Mark A. Nickel
                                       --------------------------------------
                                                  "Consultant"

                        EMMIS COMMUNICATIONS CORPORATION

                                                                   April 1, 1999

Mr. Mark A. Nickel

RE: Consulting Agreement (the "Agreement") between Emmis Publishing, L.P. and you, dated as of the date hereof.

Dear Mark:

            This letter will augment and clarify Section 1 in the Agreement and your obligation to fulfill your Duties (as defined in the Agreement) and Emmis Publishing's obligation to make the payments to you required in Section 3 of the Agreement. Specifically, if you fail to fulfill the Duties for any reason besides your death or disability (which situations are covered in Section 9 of the Agreement), the Company will remain obligated to make the payments in the amounts and at the times provided in Section 3 of the Agreement.

            If you have any questions about this, please call the undersigned.

            Thank you.

                                        Sincerely,

                                        EMMIS PUBLISHING, L.P.

                                        By: Emmis Communications
                                            Corporation, Its General Partner

                                        By: /s/ J. Scott Enright
                                           -------------------------------
                                            J. Scott Enright, Vice President